MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 6, 2018

MTS REPORTS FISCAL 2018 THIRD QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - August 6, 2018 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported financial results for its fiscal year 2018 third quarter ended June 30, 2018.

THIRD QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢ Revenues of $194.7 million, including strong Sensors revenue growth of 14% year-over-year

➢	Gross margin of 39.2%, including Sensors gross margin above 50%

➢	Diluted earnings per share of $0.47, a decline of $0.08 year-over-year

➢	Test backlog of $326.3 million, driven by strong sequential Test orders growth of 33% over the prior quarter

➢	Continued deleveraging of the balance sheet with $20 million of debt payments

➢	Declared 146th consecutive quarterly dividend of $0.30 per share

FINANCIAL TABLE

	Three Months Ended		Nine Months Ended
(in thousands, except per share data - unaudited)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Revenue	$194,668	$193,764	$580,153	$586,467
Revenue % increase (decrease)[1]	0.5%	22.9%	(1.1)%	34.7%
Gross margin	39.2%	39.0%	39.5%	38.9%
Operating margin	8.4%	8.6%	8.5%	7.2%
Earnings before taxes	10,045	7,983	29,691	18,824
Net income	$8,979	$10,610	$50,568	$19,514
Diluted earnings per share	0.47	0.55	2.62	1.02
Adjusted diluted earnings per share[2]	0.49	0.56	2.68	1.78
Adjusted EBITDA[2]	27,782	26,745	82,186	91,534
Cash and cash equivalents, end of period	66,403	101,620
Test backlog, end of period	326,340	283,540
Total debt, end of period	391,332	459,923

[1]	Growth rates in fiscal year 2017 reflect the first year of our PCB acquisition from July 5, 2016.

[2]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY

"Our Sensors business continued its strong performance with its fifth consecutive quarter of double-digit revenue growth, gross margin above 50% and an increase in operating margin," stated Dr. Jeff Graves, President and Chief Executive Officer. "Our comprehensive Sensors product portfolio and the expanded ability to support customers worldwide provides us with the confidence that our Sensors business will continue its momentum, especially as factory automation, defense programs and industrial markets drive robust demand for our products across our entire Sensors portfolio."

"Our Test business continued to navigate a dynamic and volatile auto industry as rapid technological advances in electric, autonomous and automated driver assistance vehicles continued to affect the timing of many of our Test projects," stated Dr. Graves. "While revenues from backlog conversion were lower than our initial estimates and impacted Test profitability in the quarter, strong order growth of 17% year-over-year, driven by both our ground vehicles and materials Test sectors, has us positioned well with our leading technology and product offerings that meet the precision, durability and reliability requirements of our customers. This order growth translated to a strong increase in backlog, which ended the quarter at $326 million. Despite a strong orders profile in the third quarter, we expect continued volatility in the near-term order patterns, specifically relating to the auto industry durability testing market."

HIGHLIGHTS FOR THE 2018 THIRD FISCAL QUARTER

Revenue
Revenue was $194.7 million, up 0.5% compared to the same quarter in the prior year, driven primarily by a 13.8% increase in our Sensors business, partially offset by lower equipment and service volume in the ground vehicles sector of our Test business. Our Sensors business had good momentum and sustained broad demand across almost all Sensors sectors.

Orders
Test orders for the quarter were $140.2 million, a sequential 33.3% increase over the second quarter of fiscal year 2018 and a 17.2% increase compared to the same prior-year period. The overall increase from the prior year reflects a timely focused demand for core products across all geographies in the ground vehicles Test sector despite variability in timing of order execution as customers continue to shift timing of their testing projects. Orders for materials Test systems and Test services were again strong, driven by growth in new advanced materials and additive manufacturing. The increase was partially offset by anticipated lower orders in structures driven by reduced near-term investments and government funding. The Test opportunity pipeline remains robust at $1.0 billion in opportunities over the next 12 months; however, anticipated order timing continues to be volatile, specifically in our ground vehicles sector. Test ended the quarter with a backlog of $326.3 million, a 9.0% increase sequentially from the second quarter of fiscal year 2018.

Sensors orders for the quarter were $78.9 million, representing a 6.4% sequential decline compared to the second quarter of fiscal year 2018. This reflects normalization of orders in the third quarter as Sensors experienced record orders in the second quarter of fiscal year 2018. Moving forward we expect continued strength in Sensors orders, driven by broad demand across all industrial and test markets worldwide, and expanded opportunities with the U.S. Department of Defense systems. Sensors backlog at quarter end was $51.4 million, a 2.8% decrease sequentially from the second quarter of fiscal year 2018.

Earnings Before Taxes
Earnings before taxes totaled $10.0 million, up 25.8% compared to the same prior-year period. The increase was mainly driven by the strong Sensors revenue growth, along with the non-recurrence of several costs from the prior year quarter, including acquisition integration expenses, acquisition inventory fair value adjustment, and the expenses related to our investigation of code of conduct violations within our China Test operations. Partially offsetting the growth was a decline in the Test gross margin, driven by lower revenue and product mix.

MTS News Release

Diluted Earnings Per Share
Diluted earnings per share was $0.47 compared to $0.55 in the same prior-year period on net income of $9.0 million and $10.6 million, respectively. Results for the third quarter of fiscal year 2018 included an increase in the effective tax rate as a result of certain prior year discrete tax benefits and higher operating expenses resulting from continued product investment in our Sensors business.

Adjusted EBITDA
Adjusted EBITDA grew to $27.8 million in the third quarter of fiscal year 2018, up 0.9% sequentially from the second quarter of fiscal year 2018. Adjusted EBITDA increased $1.0 million, or 3.9%, from the third quarter of fiscal year 2017 primarily due to strong Sensors revenue growth, partially offset by a decline in Test revenue. A reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Capital Structure
We continued to execute on our plan to strengthen our balance sheet by reducing our debt for the seventh consecutive quarter. This included debt payments of $20 million during the quarter, $16 million of which was in excess of our mandatory repayment requirements. We believe our ability to repatriate cash to the United States on favorable terms as a result of the Tax Cuts and Jobs Act will continue to accelerate our deleveraging efforts in the future.

Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on July 6, 2018 to shareholders of record as of the close of business on June 22, 2018. This was our 146th consecutive quarterly dividend.

China Restructuring
During the second quarter of fiscal year 2018, we announced workforce reductions and manufacturing facility closures in our Test segment corresponding to the transfer of production operations in China to a contract manufacturing partner. These changes are designed to increase organizational effectiveness, gain manufacturing efficiencies, provide cost savings that can be reinvested in growth initiatives and reduce the compliance risk profile of our operations located in China. This action will impact two China Test manufacturing facilities with no changes anticipated in the United States or European operations from this transfer.

We continue to progress on this action and anticipate the transition to contract manufacturing will be completed in fiscal year 2019. The entire restructuring program, which includes the change in operating model to a contract manufacturer, is expected to yield future annualized savings of approximately $5.0 million to $10.0 million. We expect these savings to start in the second half of fiscal year 2019.

OUTLOOK

Test Business
Despite the substantial increase in orders during the third quarter, we expect the Test business to report an overall decline in revenue and earnings for the full fiscal year 2018. Test revenue continues to be impacted by higher custom project backlog weighting which takes longer to convert to revenue and generally at a lower gross margin, supplemented with lower order volumes during the first half of fiscal year 2018. Our guidance has been revised to reflect the impact of the lower revenues and earnings in Test.

MTS News Release

Overall, the demand outlook in Test over the next few years remains positive. We believe this demand will be driven heavily by the increased use of additive manufacturing and composites in the materials sector, the requirement for durability testing in the automotive industry as new car types continue to be developed with the rapidly changing landscape in autonomy and electrification of vehicles, and by continued strong growth in our Test services activities. However, we believe volatility in the ground vehicles sector will continue to affect our near-term results for the foreseeable future. In addition, investments targeted specifically at operational efficiency initiatives and new products will continue in the fourth quarter of fiscal year 2018 given the outlook for Test demand over the next few years. Given these short-term challenges, we will be evaluating and implementing more aggressive cost reduction initiatives that can positively impact our performance during this period of volatility.

Sensors Business
Strong demand in the Sensors business is anticipated to continue in the fourth quarter of fiscal year 2018 across all sectors, driven by new products across all major markets and geographies. Continued realization of synergies, related to both operational efficiencies and revenue growth, is expected over the next several years as a result of integration efforts being substantially complete. This combination of positive factors is expected to yield strong, double-digit top line growth, along with gross margin and Adjusted EBITDA expansion for the Sensors business in the fourth quarter of fiscal year 2018.

Consolidated
Based on these factors, we updated our expected outlook for fiscal year 2018 which includes the following:

Metric	Current Outlook	Previous Outlook
Revenue	$775 million to $785 million	$780 million to $820 million
Adjusted EBITDA	$112 million to $118 million	$120 million to $140 million
Diluted earnings per share	$3.25 to $3.35	$3.55 to $3.85

Our diluted earnings per share reflects the adoption of the Tax Cuts and Jobs Act of 2017 and restructuring charges of approximately $2.0 million primarily related to the restructuring of our Test operations in China. We anticipate our effective tax rate, excluding discrete tax items, to be 15-18% in fiscal year 2018.

A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income, the most directly comparable GAAP financial measure, is included in Exhibit E of this earnings release.

THIRD QUARTER CONFERENCE CALL

As announced on July 23, 2018, a conference call will be held on August 7, 2018 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeff Graves, President and Chief Executive Officer, and Brian Ross, Senior Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-877-260-1479 (international toll +1-334-323-0522) and reference the conference pass code "6870592". Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, August 14, 2018. Call toll free +1-888-203-1112 and reference the conference pass code "6870592".

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on August 8, 2018.

MTS News Release

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 3,500 employees as of September 30, 2017 and revenue of $788 million for the fiscal year ended September 30, 2017. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and acquisition-related expenses is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and acquisition-related expenses to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses (Adjusted EBITDA) is useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA and Adjusted EBITDA are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses to EBITDA.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test sectors and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

MTS News Release

INVESTOR RELATIONS CONTACT

Brian Ross
Senior Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Revenue	$194,668	$193,764	$580,153	$586,467
Cost of sales	118,384	118,208	351,116	358,591
Gross profit	76,284	75,556	229,037	227,876
Gross margin	39.2%	39.0%	39.5%	38.9%

Operating expenses
Selling, general and administrative	51,252	50,583	153,431	159,259
Research and development	8,768	8,356	26,235	26,298
Total operating expenses	60,020	58,939	179,666	185,557

Income from operations	16,264	16,617	49,371	42,319
Operating margin	8.4%	8.6%	8.5%	7.2%

Interest expense, net	(6,249)	(7,711)	(19,761)	(22,409)
Other income (expense), net	30	(923)	81	(1,086)

Income before income taxes	10,045	7,983	29,691	18,824
Income tax provision (benefit)	1,066	(2,627)	(20,877)	(690)
Net income	$8,979	$10,610	$50,568	$19,514

Earnings per share
Basic
Earnings per share	$0.47	$0.56	$2.64	$1.03
Weighted average common shares outstanding	19,174	19,052	19,149	19,012

Diluted
Earnings per share	$0.47	$0.55	$2.62	$1.02
Weighted average common shares outstanding	19,305	19,138	19,269	19,108

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	June 30, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$66,403	$108,733
Accounts receivable, net	111,894	123,994
Unbilled accounts receivable, net	64,108	76,914
Inventories, net	142,431	127,728
Other current assets	27,296	19,880
Total current assets	412,132	457,249

Property and equipment, net	94,341	99,930
Goodwill	369,815	369,762
Intangible assets, net	247,076	255,079
Other long-term assets	6,544	7,672
Total assets	$1,129,908	$1,189,692

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$48,913	$39,095
Accounts payable	47,400	47,515
Advance payments from customers	78,702	76,712
Other accrued liabilities	71,425	84,067
Total current liabilities	246,440	247,389

Long-term debt, less current maturities, net	342,419	418,544
Other long-term liabilities	68,499	94,982
Total liabilities	657,358	760,915

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
17,844 and 17,760 shares issued and outstanding as
of June 30, 2018 and September 30, 2017, respectively	4,461	4,440
Additional paid-in capital	169,339	163,632
Retained earnings	295,825	261,258
Accumulated other comprehensive income (loss)	2,925	(553)
Total shareholders' equity	472,550	428,777
Total liabilities and shareholders' equity	$1,129,908	$1,189,692

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	June 30, 2018	July 1, 2017	% Variance
Test Segment
Revenue	$116,055	$124,359	(7)%
Cost of sales	79,475	83,240	(5)%
Gross profit	36,580	41,119	(11)%
Gross margin	31.5%	33.1%

Operating expenses	32,707	32,410	1%

Income from operations	$3,873	$8,709	(56)%

Sensors Segment
Revenue	$79,000	$69,405	14%
Cost of sales	39,289	34,968	12%
Gross profit	39,711	34,437	15%
Gross margin	50.3%	49.6%

Operating expenses	27,313	26,529	3%

Income from operations	$12,398	$7,908	57%

Intersegment Eliminations
Revenue	$(387)	$—
Cost of sales	(380)	—
Gross profit	(7)	—

Income (loss) from operations	$(7)	$—

Total Company
Revenue	$194,668	$193,764	—%
Cost of sales	118,384	118,208	—%
Gross profit	76,284	75,556	1%
Gross margin	39.2%	39.0%

Operating expenses	60,020	58,939	2%

Income from operations	$16,264	$16,617	(2)%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition Integration
Acquisition Inventory Fair Value Adjustment, China Investigation and Acquisition-Related Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	June 30, 2018			July 1, 2017
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$10,045	$1,066	$8,979	$7,983	$(2,627)	$10,610
Restructuring expenses [1]	735	186	549	92	32	60
Acquisition integration expenses[2]	—	—	—	577	167	410
Acquisition inventory fair value adjustment[1]	—	—	—	251	73	178
China investigation expenses[2]	—	—	—	245	66	179
Acquisition-related expenses[2]	—	—	—	—	814	(814)
Adjusted net income [3]	$10,780	$1,252	$9,528	$9,148	$(1,475)	$10,623

Weighted average diluted common shares outstanding			19,305			19,138

Diluted earnings per share	$0.52	$0.05	$0.47	$0.42	$(0.13)	$0.55
Impact of restructuring expenses	0.04	0.02	0.02	0.01	—	0.01
Impact of acquisition integration expenses	—	—	—	0.03	0.01	0.02
Impact of acquisition inventory fair value adjustment	—	—	—	0.01	—	0.01
Impact of China investigation expenses	—	—	—	0.01	—	0.01
Impact of acquisition-related expenses	—	—	—	—	0.04	(0.04)
Adjusted diluted earnings per share[3]	$0.56	$0.07	$0.49	$0.48	$(0.08)	$0.56

1 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

2 In determining the tax impact of acquisition integration, acquisition inventory fair value adjustment, China investigation and acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition Integration
Acquisition Inventory Fair Value Adjustment, China Investigation and Acquisition-Related Expenses
(unaudited - in thousands, except per share data)

	Nine Months Ended
	June 30, 2018			July 1, 2017
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$29,691	$(20,877)	$50,568	$18,824	$(690)	$19,514
Restructuring expenses [1]	1,343	340	1,003	1,036	362	674
Acquisition integration expenses[2]	—	—	—	2,955	791	2,164
Acquisition inventory fair value adjustment[2]	—	—	—	7,975	2,066	5,909
China investigation expenses[2]	—	—	—	8,980	2,403	6,577
Acquisition-related expenses[2]	—	—	—	—	814	(814)
Adjusted net income [3]	$31,034	$(20,537)	$51,571	$39,770	$5,746	$34,024

Weighted average diluted common shares outstanding			19,269			19,108

Diluted earnings per share	$1.54	$(1.08)	$2.62	$0.99	$(0.03)	$1.02
Impact of restructuring expenses	0.07	0.01	0.06	0.05	0.01	0.04
Impact of acquisition integration expenses	—	—	—	0.15	0.04	0.11
Impact of acquisition inventory fair value adjustment	—	—	—	0.42	0.11	0.31
Impact of China investigation expenses	—	—	—	0.47	0.13	0.34
Impact of acquisition-related expenses	—	—	—	—	0.04	(0.04)
Adjusted diluted earnings per share [3]	$1.61	$(1.07)	$2.68	$2.08	$0.30	$1.78

1 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

2 In determining the tax impact of acquisition integration, acquisition inventory fair value adjustment, China investigation and acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net income	$8,979	$10,610	$50,568	$19,514
Income tax provision (benefit)	1,066	(2,627)	(20,877)	(690)
Interest expense, net	6,249	7,711	19,761	22,409
Depreciation and amortization	8,510	8,598	25,858	25,430
EBITDA[1]	24,804	24,292	75,310	66,663

Stock-based compensation	2,088	1,288	5,378	3,925
Restructuring expenses[2]	890	92	1,498	1,036
Acquisition integration expenses	—	577	—	2,955
Acquisition inventory fair value adjustment	—	251	—	7,975
China investigation expenses	—	245	—	8,980
Adjusted EBITDA[1]	$27,782	$26,745	$82,186	$91,534

[1] Denotes non-GAAP financial measure.

[2] Restructuring expenses were adjusted to exclude stock-based compensation forfeitures that are otherwise included in the stock-based compensation line.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 29, 2018
	Low	High
Net income	$62,500	$65,000
Income tax provision (benefit)	(19,500)	(19,000)
Interest expense, net	25,500	26,500
Depreciation and amortization	34,500	35,500
EBITDA[1]	$103,000	$108,000

Stock-based compensation and restructuring expenses	9,000	10,000
Adjusted EBITDA[1]	$112,000	$118,000

[1] Denotes non-GAAP financial measure.